UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

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AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Ambac Responds to Canyon Capital's Accusations
NEW YORK, NY, March 9, 2016 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees and other financial services, today responded to the most recent public attacks made by Canyon Capital Advisors LLC (“Canyon”).

Ambac is disappointed in Canyon’s blatant and repeated attempts to coerce Ambac and its regulator into accelerating Canyon’s creditor claims by making a public, unfounded and irresponsible attack on Ambac’s Board and CEO. Given that Canyon’s creditor interests dwarf any position it may have in Ambac’s equity, its economic motivations are transparent.  Accordingly, Ambac believes that Canyon is not interested in creating sustainable long term value for Ambac shareholders, but rather in forcibly monetizing a short term economic trade they have placed on Ambac’s capital structure.

Ambac’s Board and management have been extremely attuned to and responsive to the views and expressions of Ambac’s shareholders. Ambac continuously communicates with shareholders and appreciates the overwhelming support that they have given to the Board and Nader Tavakoli as CEO.

Under the leadership of Mr. Tavakoli Ambac has achieved, or is on its way to achieving, every one of its near-term strategic goals and the Company’s financial performance has improved substantially as evidenced by Ambac’s 2015 results. In 2015, Ambac delivered net income of $493.4 million or $10.72 per diluted share and generated a 74% increase in operating earnings to $1.2 billion, or $25.32 per diluted share. Ambac’s book value per share was $37.41, a 20% increase compared to year-end 2014, and adjusted book value per share almost tripled from $7.50 to $24.78 over the same period. Ambac reduced its insured portfolio by 25% in 2015, from $144.7 billion to $108.3 billion, including the impact of nearly $500 million of commutations of its most troubled exposures. Additionally, during 2015 Ambac purchased a total of $635 million of its insured securities. With respect to its RMBS litigation, the $995 million JP Morgan settlement announced in January 2016 surpassed expectations and had a significant positive impact on operating earnings in 2015.

Furthermore, from the date of Mr. Tavakoli’s appointment as permanent CEO of Ambac on January 4, 2016 through to market close on March 8, 2016, Ambac’s share price has increased by 14%, materially outperforming the S&P500, which declined by more than 3% over the same period.

Ambac's directors have expressed their support for Mr. Tavakoli by recently appointing him as President and CEO of AAC, in addition to his role as President and CEO of Ambac.  Mr. Tavakoli’s experiences and relationships in the areas of complex liability, asset and risk management, litigation, large financial restructurings and highly regulated companies make him uniquely qualified and the best choice to be the CEO of Ambac and AAC.

Mr. Tavakoli’s compensation is within market norms and Canyon’s mischaracterization of compensation issues is merely another blatant attempt to divert investors’ attention from the conflicted nature of their position and campaign. Importantly, the package has been specifically designed to align Mr. Tavakoli’s incentives with shareholder interests, with a material component dependent on the successful achievement of performance objectives tied to the Company’s long-term strategic goals, and with a view to the complexities of Ambac with respect to its shareholder, policy holder and regulatory constituents.

Ambac’s Board and management will continue to work toward pursuing the best interests of Ambac’s shareholders. Given Ambac’s large and complex capital structure, Ambac cannot allow itself to be coerced or threatened to cater to special interests.
Non-GAAP Financial Data
Included in this press release, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.

Operating Earnings
The following table reconciles net income (loss) attributable to common shareholders to the non-GAAP measure, operating earnings, for the years ended December 31, 2015 and 2014, respectively:

	Year Ended December 31,
	2015		2014
($ in millions, except per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income attributable to common shareholders	$493.4	$10.72	$484.1	$10.31
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(36.7)	(0.80)	(17.1)	(0.37)
Effect of consolidating financial guarantee VIEs	9.1	0.20	45.0	0.96
Insurance intangible amortization	169.6	3.69	151.8	3.24
Impairment of goodwill	514.5	11.18	—	—
Foreign exchange (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	29.4	0.64	34.9	0.74
Fair value (gain) loss on derivative products from Ambac CVA	(14.2)	(0.31)	(16.1)	(0.34)
Operating earnings	$1,165.1	$25.32	$682.6	$14.54
Weighted average diluted shares outstanding (in millions)		46.0		46.9
Adjusted Book Value
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	2015		2014
December 31 ($ in millions, except per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,684.8	$37.41	$1,399.1	$31.09
Adjustments:
Non-credit impairment fair value losses on credit derivatives	19.0	0.42	55.7	1.24
Effect of consolidating financial guarantee variable interest entities	(302.8)	(6.72)	(319.1)	(7.09)
Insurance intangible asset	(1,212.1)	(26.91)	(1,410.9)	(31.35)
Goodwill	—	—	(514.5)	(11.43)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(78.7)	(1.75)	(64.5)	(1.44)
Net unearned premiums and fees in excess of expected losses	1,056.6	23.46	1,402.3	31.16
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(51.0)	(1.13)	(210.7)	(4.68)
Adjusted book value	$1,115.8	$24.78	$337.4	$7.50
Shares outstanding (in millions)		45.0		45.0
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ, possibly materially, from those included in these statements due to a variety of factors. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of Ambac’s 2015 Annual Report on Form 10-K for the year ended December 31, 2015.

Important Information
Ambac Financial Group, Inc., ("Ambac"), will file with the Securities and Exchange Commission ("SEC") and provide to its stockholders a proxy statement in connection with its 2016 annual meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com.

Certain Information Regarding Participants
Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's proxy statement for its 2015 annual meeting, which was filed with the SEC on April 3, 2015. To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the 2015 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders will be able to obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above.

Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222; agoldstein@ambac.com

Source: Ambac Financial Group, Inc.

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